HSBC Sustainable Structured Investments LINKED TOESG STOCKBASKETS ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-223208 February 23, 2021

ESG BASKET STRUCTURED INVESTMENTS

HSBC ESG Basket Structured Investments enable your clients to take advantage of the rapidly growing ESG investment theme. HSBC ESG Baskets are compiled of a minimum of 3 ESG-rated publicly traded companies, or eligible ETFs, which can be based on theme, industry, or performance.

ESG Basket Structured Investments in Brief

FAMILIAR STRUCTURES

These ESG-linked investments are available in familiar structures such as worst-of autocallable yield notes, autocallable step-up notes, and buffer/barrier growth notes

SUSTAINABILITY SCREENING

Companies have been assigned ESG Risk Ratings from Sustainalytics, the leading independent global provider of ESG research and ratings[1], and must meet strict criteria to be eligible for inclusion

[1]https://www.sustainalytics.com/about-us/

USE OF PROCEEDS

Proceeds of the issuance of HSBC Sustainable Structured Investments will fund eligible projects within the HSBC Sustainable Development Goals (SDG) Bond Framework

Thematic Baskets - New Underlier; Familiar Structure

WORST-OF AUTOCALLABLE YIELD NOTES

Investments linked to multiple ESG-screened stocks or ETFs, that have the potential to pay coupon(s) during the tenor of the note.

Tenor
1 to 5 years (non-callable period of 1 year)

Protection at Maturity
Barrier or Buffer

Underlier(s)
ESG Stock or ETF Basket

Investment Type
Income

AUTOCALLABLE STEP-UP NOTES

Investments linked to multiple ESG-screened stocks or ETFs with a set threshold for redemption based on the worst performing stock or ETF in the basket.

Tenor
1 to 5 years (non-callable period of 1 year)

Protection at Maturity
Barrier or Buffer

Underlier(s)
ESG Stock or ETF Basket

Investment Type
Growth and/or Income

BUFFER/BARRIER GROWTH NOTES

Investments linked to multiple ESG-screened stocks or ETFs that offer some downside protection, and either uncapped upside exposure or capped enhanced participation.

Tenor
1 to 5 years

Protection at Maturity
Barrier or Buffer

Underlier(s)
ESG Stock or ETF Basket

Investment Type
Growth

USE OF PROCEEDS - THE HSBC DIFFERENCE In the U.S., working together with structured note investors, HSBC’s approach to sustainability is unique, and ﬁrst of its kind. While your investment’s performance is linked to the underlier, HSBC directs the proceeds from your investment to projects aligned with the UN’s Sustainable Development Goals (SDG). Your Investment HSBC issues sustainable structured investments across the risk return spectrum and linked to ESG rated underliers The Use of Proceeds Like any other structured investment, at maturity your returns are based on the ﬁnal performance of the underlier and any applicable terms of the structured investment Your investment return isn’t subject to the risk of the project – it’s subject to the credit risk of the issuer, the terms of the structured investment, and the performance of the underlier, like any other Structured Investment HSBC directs your investment’s funds into the HSBC SDG Bond Program, which is allocated to projects around the world The HSBC SDG Bond Program selects projects based on strict criteria and provides commercial lending to support the project’s completion Eligibility for Stock Basket Inclusion As scored by Sustainalycs, an independent global provider of ESG and corporate governance scores and risk ratings Exclusion Criteria Value-Based Screening - Per the UN Global Compact standards, companies identiﬁed as being involved in activities including but not limited to, alcohol, gambling, tobacco, nuclear weapons, controversial weapons, and thermal coal are not eligible for inclusion. Inclusion Criteria Top 50% - All eligible companies must have an industry score in the top 50 percentile of all ESG Scored companies, meaning they have the lowest unmanaged ESG risk in their industry group. ESG Risk Rating - This rating measures the degree to which a company’s economic value is at risk for ESG factors. The ratings represent units of unmanaged risk on an open-ended scale starting at zero (no risk). Companies must have an ESG Risk Rating of no greater than 40, as rated by Sustainalytics, as of the trade date.

Summary Risk Factors Use of Proceeds. HSBC USA Inc. and/or its afﬁliates will exercise their judgment and sole discretion in determining the businesses and projects that will be ﬁnanced by the proceeds of any securities to which this material relates or is relevant. If the use of the proceeds of such securities is a factor in your decision to invest in such securities, you should consider the discussion in “Use of Proceeds” in the relevant offering documents and consult with your counsel or other advisors before making an investment in such securities. There can be no assurance that any of the businesses and projects funded with the proceeds from such securities will meet the stated sustainable development goals or your expectations. It should be noted that there is currently no clearly-deﬁned deﬁnition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green” or an equivalently-labelled project or as to what precise attributes are required for a particular project to be deﬁned as “green” or “sustainable” or such other equivalent label, nor can any assurance be given that such a clear deﬁnition or consensus will develop over time. Accordingly, no assurance is or can be given that any projects or uses that are the subject of, or related to, any of the businesses and projects funded with the proceeds from any securities to which this material relates or is relevant will meet any or all holders’ expectations regarding such “green” or other equivalently-labelled performance objectives or that any adverse environmental and/or other impacts will not occur during the implementation of any projects or uses that are the subject of, or related to, any of the businesses and projects funded with the proceeds from any securities to which this material relates. We make no representation or assurance as to the environmental and social impact of any of the ESG rated underliers. We make no representation or assurance that any potential underlier satisﬁes, whether in whole or in part, any present or future investor expectations or requirements as regards any direct or indirect environmental and social impact of the businesses or products of any potential underlier. If the environmental and social impact of any potential underlier is a factor in an investor’s decision to invest in securities linked to that underlier, investors should consult with their legal or other advisers before making an investment in any securities to which this material relates. The ESG Risk Rating does not guarantee any contingent payments or returns on any securities. The potential underliers are assigned an ESG Risk Rating by Sustainalytics. The rating process by Sustainalytics involved the application of a variety of both objective and predictive criteria. Sustainalytics may change its view of the underliers signiﬁcantly during the term of any securities to which this material relates. Analysts at other institutions, reviewing the same universe of potential companies with ESG Risk Ratings, could disagree with the choice of any underlier. U.S. Global Markets Sales and Trading Disclaimer HSBC USA Inc. has ﬁled a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has ﬁled with the SEC for more complete information about HSBC USA Inc. and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. (“HSI”) or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. This material has been prepared by a member of the sales and trading department of HSI, HSBC Bank USA, N.A. (“HBUS”), and/or its afﬁliates (individually and collectively, “HSBC”). This material has not been prepared by HSBC’s research department. This material has been approved for publication in the United States by HSI, which is regulated by The Financial Industry Regulatory Authority Inc. (“FINRA”) and the SEC, and/or HBUS, which is regulated by the Ofﬁce of the Comptroller of the Currency ("OCC"), the U.S. Commodity Futures Trading Commission (“CFTC”) and the National Futures Association, as a provisionally registered swap dealer. This material is intended for your sole use and is not for general distribution; you may not distribute it further without the consent of HSBC. 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Do not invest in a structured product unless you fully understand and are willing to assume the risks associated with the product. Products described in this material may not be principal protected. Any products stating principal protection apply only if they are held by investor until maturity. If you close out the trade prior to maturity, you may lose your principal. The securities to which this material relates or is relevant may not be eligible for sale in all jurisdictions or to certain categories of investors. Unless governing law permits otherwise, the recipient of this document must contact a HSBC afﬁliate in its home jurisdiction if it wishes to use HSBC services in effecting a transaction in any investment mentioned in this document. The information contained herein is derived from sources believed to be reliable, but not independently veriﬁed. 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